5% ACCUMULATION DEATH BENEFIT RIDER

The "Death Benefits Before Annuitization" provision of the annuity contract to which this rider is attached is hereby deleted and replaced with the following.

Death Benefits Before Annuitization
A death benefit is payable to the beneficiary upon the earlier death of you or the annuitant while this contract is in force and prior to annuitization.

As of the date we receive due proof of death, we will pay the beneficiary the greatest of the following amounts less any applicable purchase payment credits that have not vested:

1. the contract value; or

2. the "Return of Payment Value"; or

3. the Variable Account 5% Floor.

Return of Payment Value (ROP) Definition
The ROP is the total purchase payments and any applicable purchase payment credits made to the contract, minus "adjustments for partial withdrawals".

Adjustments for Partial Withdrawals Definition
"Adjustments for partial withdrawals" are calculated for each partial withdrawal using the following formula:

                  a  X  b       where:
                  -------
                      c

a = the partial withdrawal including any applicable withdrawal charge

b = the ROP on the date of (but prior to) the partial withdrawal

c = the contract value on the date of (but prior to) the partial withdrawal.

Variable Account 5% Floor Definition
Prior to the earlier of your or the annuitant's 81st birthday, the Variable Account 5% Floor is equal to the sum of:

1. any value in the fixed account (if the contract has a fixed account); and

2. any value in any Guaranteed Period Account (GPA); and

3. the variable account floor.

Variable Account Floor Definition
The variable account floor is zero prior to the first contract anniversary after the effective date of this rider.

On your first contract anniversary after the effective date of this rider, the variable account floor is established by:

1. accumulating your initial purchase payment and any applicable purchase payment credits allocated to the variable subaccounts at 5% if this rider was effective on the contract date;

     or

     accumulating your prior contract anniversary's contract value that was allocated to the variable subaccounts at 5%, if this rider was effective on a contract anniversary;

     and then

2. adding any other purchase payment and any applicable purchase payment credits you allocated to the variable subaccounts during the prior contract year; and then

3. subtracting any "adjusted withdrawals" or "adjusted transfers" you made from the variable subaccounts during the prior contract year.

On any subsequent day that you allocate additional purchase payment and any applicable purchase payment credits to or withdraw or transfer amounts from the variable subaccounts, we adjust the floor by adding the additional purchase payment and any applicable purchase payment credits and subtracting the "adjusted withdrawals" or "adjusted transfers."


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The amount of purchase payment and purchase payment credits (if applicable) withdrawn from or transferred from any subaccount or fixed account (if the contract has a fixed account) or GPA account is calculated as (a) times (b) where:

(a) is the amount of purchase payment and purchase payment credits (if applicable) in the account or subaccount on the date of but prior to the current withdrawal or transfer; and

(b) is the ratio of the amount transferred or withdrawn from the account or subaccount to the value in the account or subaccount on the date of (but prior to) the current withdrawal or transfer.

On each subsequent contract anniversary prior to the earlier of your or the annuitant's 81st birthday, and prior to the earlier of your or the annuitant's death, we increase the variable account floor by an amount equal to 5% of the prior contract anniversary's floor.

We no longer annually increase the variable account floor at 5% after the earlier of your or the annuitant's 81st birthday, or the earlier of your or the annuitant's death.

Adjusted Withdrawals, Adjusted Transfers Definition

We calculate "adjusted withdrawals" or "adjusted transfers" (used in determining the variable account floor described above) as the result of x times y where:

x = the ratio of the amount of withdrawal (including any withdrawal charges) or transfer from the variable subaccounts to the total in the variable subaccounts on the date of (but prior to) the withdrawal or transfer

y = the variable account floor on the date of (but prior to) the withdrawal or transfer.

Any amounts payable or applied by us as described in the contract will be based on the contract values as of the valuation date on or next following the date on which due proof of death is received at our administrative office. Due proof of death includes all documents needed to complete the beneficiary's claim.

This Rider is effective as of the contract date of this contract unless a different date is shown here.



American Enterprise Life Insurance Company


/s/  Eric L. Marhoun

Secretary



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